FNCB REPORTS FIRST QUARTER EARNINGS

        First National Community Bancorp reported first quarter earnings in the amount of $2.3 million, a 4% increase over the $2.2 million earned during the first quarter of 2003. Net interest income improved $487,000 over the first quarter of last year while other income increased $171,000. Basic earnings per share increased from $.43 in 2003 to $.44. Total assets increased $13 million during the first quarter to $829 million.

        The company’s subsidiary, First National Community Bank, conducts business from sixteen offices located throughout Lackawanna and Luzerne counties.